Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Municipal Trust:

We consent to the use of our reports, dated July 24, 2009, October 26, 2009 and May 28, 2009, with respect to the financial statements of the Evergreen Strategic Municipal Bond Fund, Evergreen North Carolina Municipal Bond Fund and Evergreen Pennsylvania Municipal Bond Fund, respectively, each a series of the Evergreen Municipal Trust, as of May 31, 2009, August 31, 2009, and March 31, 2009, respectively, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2010